UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2023

FOMO WORLDWIDE, INC.

(Exact name of Registrant as specified in its Charter)

california	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

831 W North Ave., Pittsburgh, PA 15233

(Address of principal executive offices)

(630) 708-0750

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

FOMO WORLDWIDE, INC. is referred to in this Current Report on Form 8-K as “FOMO,” the “Company,” “we,” or “us.”

Item 8.01 Other Events.

On January 13, 2023, FOMO signed a letter of intent (“LOI”) to acquire a UK-based provider of learning management systems (“LMS”), which are software applications for the administration, documentation, tracking, reporting, automation, and delivery of educational courses, training programs, materials or learning and development programs. The business generates revenues of several hundred thousand British pounds and is growing its top line at a double digit % annual rate (unaudited).

Total consideration is as follows: 1) GBP £800,000 cash at close, plus 2) GBP £400,000 in a non-interest-bearing seller’s note (paid in one year after close), plus 3) a performance-based payment of up to GBP £200,000 subject to 30% revenue growth for the calendar year after the Closing Date. The Company’s balance sheet will remain as-is during the term the LOI is active and until the Closing Date, with no distributions, capital calls, bonuses to management or shareholders, salary increases, adjustments to working capital, etc. for any purpose, unless otherwise agreed by FOMO in writing.

The process is conditioned on the completion of due diligence, legal and accounting review, documentation that is satisfactory to all parties, and the successful raise by us of certain financing, if any. Execution of a securities purchase agreement (“SPA”) and related definitive agreements are targeted as soon as practical but not later than April 30, 2023 (the “Closing” and such date, the “Closing Date”). There can be no assurances that FOMO will be successful in consummating the transaction under the agreed timeframe or if at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO WORLDWIDE, INC.

Date: January 17, 2023	By:	/s/ Vikram Grover